Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $53.5 Million, or $1.54 Per Diluted Share, for Third Quarter 2025;
Increases Quarterly Cash Dividend Declared by 4% to $0.50 Per Share

Walla Walla, WA - October 15, 2025 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $53.5 million, or $1.54 per diluted share, for the third quarter of 2025, compared to $45.5 million, or $1.31 per diluted share, for the preceding quarter and $45.2 million, or $1.30 per diluted share, for the third quarter of 2024. Net interest income was $150.0 million for the third quarter of 2025, compared to $144.4 million in the preceding quarter and $135.7 million for the third quarter a year ago. The increase in net interest income compared to the preceding quarter and the prior year quarter reflects an increase in both the yield and average balance of interest-earning assets. The increase in net interest income compared to the prior year quarter also reflects a decrease in overall funding costs. Third quarter 2025 results included a $2.7 million provision for credit losses, compared to $4.8 million in the preceding quarter and $1.7 million in the third quarter of 2024. Net income was $144.1 million, or $4.15 per diluted share, for the nine months ended September 30, 2025, compared to net income of $122.5 million, or $3.54 per diluted share, for the nine months ended September 30, 2024. Banner’s results for the nine months ended September 30, 2025 include a $10.6 million provision for credit losses, a $374,000 net gain on the sale of securities and a $626,000 net increase in the fair value adjustments on financial instruments carried at fair value, compared to a $4.6 million provision for credit losses, a $5.5 million net loss on the sale of securities and a $1.1 million net decrease in the fair value adjustments on financial instruments carried at fair value during the same period in 2024.
Banner announced that its Board of Directors increased its regular quarterly cash dividend by 4% to $0.50 per share payable November 14, 2025, to common shareholders of record on November 4, 2025.
“Banner’s third quarter performance reflects the continued strength of our super community bank strategy, which focuses on building client relationships, preserving a strong funding base, and delivering exceptional service while sustaining a moderate risk profile,” said Mark Grescovich, President and CEO. “Our earnings for the third quarter of 2025 benefited from solid year over year loan growth as well as higher yields on interest-earning assets. The strategic investments we have made across the organization are generating meaningful returns and are further strengthening Banner for long-term success. Additionally, Banner continues to demonstrate strong credit quality, supported by stable credit metrics, a well-funded reserve for loan losses, and a robust capital position that provides resilience and flexibility for future growth. We also continue to benefit from a strong core deposit base, with core deposits representing 89% of total deposits at quarter-end. For 135 years, Banner has stayed true to its core values by consistently doing the right thing for our clients, communities, colleagues, company and shareholders. Our long-standing commitment has enabled us to navigate change with confidence and continue building a strong foundation for the future.”
At September 30, 2025, Banner, on a consolidated basis, had $16.56 billion in assets, $11.54 billion in net loans and $14.02 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Third Quarter 2025 Results
October 15, 2025

Third Quarter 2025 Highlights
•Net interest margin, on a tax equivalent basis, was 3.98% for the current quarter, compared to 3.92% in the preceding quarter and 3.72% in the third quarter a year ago.
•Revenue increased 5% to $170.7 million for the third quarter of 2025, compared to $162.2 million in the preceding quarter and increased 11% from $153.7 million in the third quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities, the net change in valuation of financial instruments, and gains or losses incurred on building and lease exits) was $168.7 million in the third quarter of 2025, compared to $163.0 million in the preceding quarter and $153.7 million in the third quarter a year ago.
•Net interest income was $150.0 million in the third quarter of 2025, compared to $144.4 million in the preceding quarter and increased 11% from $135.7 million in the third quarter a year ago.
•Mortgage banking operations revenue was $3.3 million for the third quarter of 2025, compared to $3.2 million in both the preceding quarter and the third quarter a year ago.
•Return on average assets was 1.30% for the third quarter of 2025, compared to 1.13% in both the preceding quarter and third quarter a year ago.
•Net loans receivable were $11.54 billion at September 30, 2025, compared to $11.53 billion at June 30, 2025, and increased 4% compared to $11.07 billion at September 30, 2024.
•Total deposits increased 4% to $14.02 billion at September 30, 2025, compared to $13.53 billion at June 30, 2025 and $13.54 billion at September 30, 2024.
•Core deposits represented 89% of total deposits at September 30, 2025.
•Non-performing assets were $45.3 million, or 0.27% of total assets, at September 30, 2025, compared to $49.8 million, or 0.30% of total assets, at June 30, 2025 and $45.2 million, or 0.28% of total assets, at September 30, 2024.
•The allowance for credit losses - loans was $159.7 million, or 1.36% of total loans receivable, as of September 30, 2025, compared to $160.5 million, or 1.37% of total loans receivable, as of June 30, 2025 and $154.6 million, or 1.38% of total loans receivable, as of September 30, 2024.
•Dividends paid to shareholders were $0.48 per share in the quarter ended September 30, 2025.
•Common shareholders’ equity per share increased 3% to $55.71 at September 30, 2025, compared to $53.95 at the preceding quarter end, and increased 7% from $52.06 at September 30, 2024.
•Tangible common shareholders’ equity per share* increased 4% to $44.79 at September 30, 2025, compared to $43.09 at June 30, 2025, and increased 9% from $41.12 at September 30, 2024.
•Repurchased 250,000 shares of Banner common stock during the third quarter of 2025 at an average price of $63.11 per share.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $150.0 million in the third quarter of 2025, compared to $144.4 million in the preceding quarter and $135.7 million in the third quarter a year ago. Net interest margin, on a tax equivalent basis, increased six basis points to 3.98% for the third quarter of 2025, compared to 3.92% for the preceding quarter, and increased 26 basis points compared to 3.72% in the third quarter a year ago. The net interest margin for the current quarter benefited from higher yields on interest-earning assets and lower funding costs.
Interest income was $205.8 million in the third quarter of 2025, compared to $200.3 million in the preceding quarter and $195.8 million in the third quarter a year ago. Average yields on interest-earning assets increased three basis points to 5.43% for the third quarter of 2025, compared to 5.40% for the preceding quarter, and increased 10 basis points compared to 5.33% in the third quarter a year ago, primarily due to increases in average loan yields. Average loan yields increased five basis points to 6.17%, compared to 6.12% in the preceding quarter, and increased 13 basis points compared to 6.04% in the third quarter a year ago. The increase in average loan yields during the current quarter primarily reflects new loans being originated at higher interest rates and adjustable-rate loans repricing higher.
Interest expense was $55.9 million in both the third quarter of 2025 and the preceding quarter, compared to $60.2 million in the third quarter a year ago. Total deposit costs increased three basis points to 1.50% in the third quarter of 2025, compared to 1.47% the preceding quarter and decreased 11 basis points compared to 1.61% in the third quarter a year ago. The decrease in deposit costs in the current quarter compared to the same quarter a year ago was primarily due to interest rate declines in the second half of 2024. The average rate paid on borrowings decreased 29 basis points to 4.18% in the third quarter of 2025, compared to 4.47% in the preceding quarter, and decreased compared to 5.08% in the third quarter a year ago, primarily due to declines in both market interest rates and the average balance of borrowings. The total cost of funding liabilities decreased three basis points to 1.57% in the third quarter of 2025, compared to 1.60% in the preceding quarter, primarily due to a decrease in the average balance of FHLB advances, as the increase in deposits was used to pay down borrowings. The total cost of funding liabilities also decreased 16 basis points from 1.73% in the third quarter a year ago, primarily due to deposit interest rate declines and decreases in both the average balance and cost of borrowings, partially offset by an increase in the average balance of interest-bearing deposits.
A $2.7 million provision for credit losses was recorded in the current quarter (comprised of a $1.4 million provision for credit losses - loans and a $1.3 million provision for credit losses - unfunded loan commitments). This compares to a $4.8 million provision for credit losses in the prior quarter (comprised of a $4.2 million provision for credit losses - loans and a $588,000 provision for credit losses - unfunded loan commitments) and a $1.7 million provision for credit losses in the third quarter a year ago (comprised of a $2.0 million provision for credit losses - loans and a $262,000 recapture of provision for credit losses - unfunded loan commitments). The provision for credit losses in the quarter was driven by changes in both portfolio mix and individually evaluated loans.

BANR - Third Quarter 2025 Results
October 15, 2025

Total non-interest income was $20.7 million in the third quarter of 2025, compared to $17.8 million in the preceding quarter and $18.1 million in the third quarter a year ago. The increase from the preceding quarter was primarily due to a $2.0 million increase in miscellaneous income, which reflected gains recognized on the sale of assets during the current quarter, compared to losses incurred on building and lease exits during the prior quarter associated with Banner’s reduction of excess office space. The increase compared to the prior year quarter was also primarily due to the increase in miscellaneous income resulting from the disposition of assets. Total non-interest income was $57.6 million for the nine months ended September 30, 2025, compared to $46.9 million for the same period a year earlier.
Mortgage banking operations revenue was $3.3 million in the third quarter of 2025, compared to $3.2 million in both the preceding quarter and the third quarter a year ago. The volume of one- to four-family loans sold during the current quarter increased compared to both the preceding quarter and the prior year quarter. Home purchase activity accounted for 88% of one- to four-family mortgage loan originations in the third quarter of 2025, compared to 85% in the preceding quarter and 88% in the third quarter of 2024.
Total non-interest expense was $102.0 million in the third quarter of 2025, compared to $101.3 million in the preceding quarter and $96.3 million in the third quarter of 2024. The increase from the previous quarter reflected a $450,000 increase in miscellaneous expense due to an increase in talent acquisition and other employee related expenses and a $308,000 increase in advertising and marketing expenses due to increases in direct mail marketing and community development expenses, partially offset by a $551,000 decrease in salary and employee benefits resulting from decreased medical premiums expense and payroll taxes. In addition, the current quarter included losses of $1.0 million in building and lease exit costs, compared to $834,000 of such costs in the previous quarter. The increase compared to the same quarter a year ago primarily reflects increases in salary and employee benefits, information and computer data services and professional and legal expenses. For the nine months ended September 30, 2025, total non-interest expense was $304.6 million, compared to $292.1 million for the nine months ended September 30, 2024.
Banner’s efficiency ratio was 59.76% for the third quarter of 2025, compared to 62.50% in the preceding quarter and 62.63% in the same quarter a year ago. Banner’s adjusted efficiency ratio, a non-GAAP financial measure, was 58.54% for the third quarter of 2025, compared to 60.28% in the preceding quarter and 61.27% in the year-ago quarter. The improvement in Banner’s efficiency ratio compared to both the preceding and prior year quarters primarily reflected stronger net interest margins, combined with controlled growth in operating expenses. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Balance Sheet Review
Total assets were $16.56 billion at September 30, 2025, up from $16.44 billion at June 30, 2025 and $16.19 billion at September 30, 2024. The increase compared to the prior quarter was primarily due to an increase in interest-bearing deposits held at other banks, partially offset by decreases in securities. Securities and interest-bearing deposits held at other banks totaled $3.47 billion at September 30, 2025, compared to $3.29 billion at June 30, 2025 and $3.50 billion at September 30, 2024. The average effective duration of the securities portfolio was approximately 6.4 years at September 30, 2025, compared to 6.3 years at September 30, 2024.
Total loans receivable were $11.70 billion at September 30, 2025, up from $11.69 billion at June 30, 2025 and up 4% compared to $11.22 billion at September 30, 2024. Commercial real estate loans increased to $4.00 billion at September 30, 2025, compared to $3.97 billion at June 30, 2025, and increased 5% compared to $3.79 billion at September 30, 2024. The increase in commercial real estate loans from both June 30, 2025 and September 30, 2024 was a combination of both new loan production and the conversion of commercial construction loans to the commercial real estate portfolio upon the completion of the construction phase. Construction, land and land development loans increased 2% to $1.74 billion at September 30, 2025, compared to $1.70 billion at June 30, 2025, and increased 14% compared to $1.53 billion at September 30, 2024. The increase from both June 30, 2025 and September 30, 2024 was primarily due to new production and advances, partially offset by payoffs and transfers to the portfolio upon the completion of the construction phase. Commercial business loans decreased 2% to $2.43 billion at September 30, 2025, compared to $2.47 billion at June 30, 2025, primarily due to payoffs and paydowns outpacing new loan production, and increased 3% compared to $2.37 billion at September 30, 2024, primarily as a result of new loan production.
Loans held for sale were $20.3 million at September 30, 2025, compared to $37.7 million at June 30, 2025 and $78.8 million at September 30, 2024. One- to four- family residential mortgage held for sale loans sold in the current quarter totaled $136.9 million, compared to $104.6 million in the preceding quarter and $95.0 million in the third quarter a year ago. The decrease in loans held for sale compared to the preceding and prior year quarters was primarily the result of increased sales of one- to four- family residential mortgage loans held for sale, with loan sales outpacing originations during the quarter.
Total deposits were $14.02 billion at September 30, 2025, compared to $13.53 billion at June 30, 2025 and $13.54 billion a year ago. Core deposits increased 4% to $12.48 billion at September 30, 2025, compared to $12.05 billion at June 30, 2025, and increased 4% compared to $12.02 billion at September 30, 2024. The increase compared to the preceding and prior year quarters primarily reflects increases in interest-bearing transaction and savings accounts. Core deposits remain stable at 89% of total deposits at September 30, 2025, June 30, 2025 and September 30, 2024. Certificates of deposit increased 4% to $1.54 billion at September 30, 2025, compared to $1.48 billion at June 30, 2025, and increased from $1.52 billion a year earlier.
FHLB advances decreased 82% to $100.0 million at September 30, 2025, compared to $565.0 million at June 30, 2025 and decreased 57% compared to $230.0 million a year ago as deposits were used as the primary source of funds during the current quarter. At September 30, 2025, off-balance sheet liquidity included additional borrowing capacity of $3.25 billion at the FHLB and $1.63 billion at the Federal Reserve, as well as federal funds line of credit agreements with other financial institutions of $125.0 million.

BANR - Third Quarter 2025 Results
October 15, 2025

At September 30, 2025, total common shareholders’ equity was $1.91 billion or 11.55% of total assets, compared to $1.87 billion or 11.35% of total assets at June 30, 2025, and $1.79 billion or 11.08% of total assets at September 30, 2024. The increase at September 30, 2025 compared to June 30, 2025 was due to a $36.7 million increase in retained earnings resulting from $53.5 million in net income, partially offset by the accrual of $16.8 million of cash dividends during the third quarter of 2025. In addition, Banner repurchased 250,000 shares of its common stock in the third quarter of 2025 at an average price of $63.11 per share. At September 30, 2025, tangible common shareholders’ equity, a non-GAAP financial measure, was $1.54 billion, or 9.50% of tangible assets, compared to $1.49 billion, or 9.28% of tangible assets, at June 30, 2025, and $1.42 billion, or 8.96% of tangible assets, a year ago. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At September 30, 2025, Banner’s estimated common equity Tier 1 capital ratio was 12.78%, its estimated Tier 1 leverage capital to average assets ratio was 11.33%, and its estimated total capital to risk-weighted assets ratio was 14.66%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $159.7 million, or 1.36% of total loans receivable and 399% of non-performing loans, at September 30, 2025, compared to $160.5 million, or 1.37% of total loans receivable and 373% of non-performing loans, at June 30, 2025, and $154.6 million, or 1.38% of total loans receivable and 359% of non-performing loans, at September 30, 2024. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $14.0 million at September 30, 2025, compared to $12.8 million at June 30, 2025, and $13.8 million at September 30, 2024. Net loan charge-offs totaled $2.2 million in the third quarter of 2025, compared to net loan charge-offs of $1.0 million and $230,000 in the preceding quarter and third quarter a year ago, respectively. Non-performing loans were $40.0 million at September 30, 2025, compared to $43.0 million at June 30, 2025, and $43.0 million a year ago. Substandard loans were $174.0 million as of September 30, 2025, compared to $189.5 million as of June 30, 2025 and $150.1 million a year ago. Total non-performing assets were $45.3 million, or 0.27% of total assets, at September 30, 2025, compared to $49.8 million, or 0.30% of total assets, at June 30, 2025, and $45.2 million, or 0.28% of total assets, a year ago.

Conference Call
Banner will host a conference call on Thursday, October 16, 2025, at 8:00 a.m. PDT, to discuss its third quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 613608 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $16.56 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - Third Quarter 2025 Results
October 15, 2025

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
Forward-looking statements may relate to, among other things, future financial performance, strategic plans or objectives, revenues or earnings projections, and other financial or operational information. These statements are inherently subject to numerous risks and uncertainties, including ongoing market volatility and evolving global conditions, which may cause actual results to differ materially from those expressed or implied. These factors include, but are not limited to: (1) adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of labor shortages, elevated inflation, recessionary pressures, or slowing economic growth; (2) changes in interest rate levels and the duration of such changes, including actions by the Federal Reserve, which could materially affect our net interest margin, funding costs, asset values, access to capital and liquidity; (3) the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; (4) geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, energy prices, or economic activity in specific industry sectors, including, but not limited to, agriculture-based lending; (5) the effects of federal government shutdowns, debt ceiling standoff, or other fiscal policy uncertainty; (6) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (7) expectations regarding key growth initiatives and strategic priorities; (8) credit risks from lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (9) results of examinations by regulatory authorities, which could result in the imposition of penalties, required changes to our business practices, or additional reserves; (10) competitive pressures among depository and non-depository institutions affecting pricing, market share or product offerings; (11) fluctuations in real estate values; (12) the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; (13) vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; (14) market volatility or deterioration in capital markets affecting liquidity, valuations, or investor confidence; (15) the costs, effects and outcomes of litigation or other legal proceedings involving the Company; (16) legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; (17) climate-related risks and natural disasters, which may affect loan collateral, operations, or compliance obligations; (18) changes in accounting principles, policies or guidelines; (19) the impact of future acquisitions or business combinations, including related goodwill impairment risks and integration challenges; (20) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (21) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (22) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Third Quarter 2025 Results
October 15, 2025

RESULTS OF OPERATIONS	Quarters Ended			Nine Months Ended
(in thousands except shares and per share data)	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
INTEREST INCOME:
Loans receivable	$179,065	$175,373	$168,338	$523,115	$486,004
Mortgage-backed securities	15,090	15,416	16,357	46,250	49,999
Securities and cash equivalents	11,693	9,470	11,146	30,610	33,664
Total interest income	205,848	200,259	195,841	599,975	569,667
INTEREST EXPENSE:
Deposits	52,251	49,316	53,785	150,304	147,248
Federal Home Loan Bank (FHLB) advances	1,527	3,370	2,263	5,757	8,856
Other borrowings	694	675	1,147	2,063	3,482
Subordinated debt	1,387	2,499	2,971	6,380	8,901
Total interest expense	55,859	55,860	60,166	164,504	168,487
Net interest income	149,989	144,399	135,675	435,471	401,180
PROVISION FOR CREDIT LOSSES	2,670	4,795	1,692	10,604	4,581
Net interest income after provision for credit losses	147,319	139,604	133,983	424,867	396,599
NON-INTEREST INCOME:
Deposit fees and other service charges	10,955	10,835	10,741	32,559	32,353
Mortgage banking operations	3,298	3,226	3,180	9,627	8,521
Bank-owned life insurance	2,702	2,384	2,445	7,661	7,049
Miscellaneous	3,175	1,221	1,658	6,742	5,538
	20,130	17,666	18,024	56,589	53,461
Net gain (loss) on sale of securities	377	(3)	—	374	(5,465)
Net change in valuation of financial instruments carried at fair value	223	88	39	626	(1,143)
Total non-interest income	20,730	17,751	18,063	57,589	46,853
NON-INTEREST EXPENSE:
Salary and employee benefits	64,935	65,486	61,832	195,278	188,032
Less capitalized loan origination costs	(4,802)	(4,924)	(4,354)	(13,056)	(12,669)
Occupancy and equipment	12,518	12,256	12,040	36,871	36,630
Information and computer data services	8,199	8,199	7,134	24,026	21,694
Payment and card processing services	6,060	5,899	5,346	17,709	16,747
Professional and legal expenses	2,190	2,271	2,102	6,891	4,833
Advertising and marketing	1,395	1,087	1,161	3,072	3,438
Deposit insurance	2,867	2,800	2,874	8,464	8,541
State and municipal business and use taxes	1,655	1,416	1,432	4,525	4,130
Real estate operations, net	203	392	103	534	180
Amortization of core deposit intangibles	341	455	590	1,252	2,037
Miscellaneous	6,461	6,011	6,031	19,063	18,467
Total non-interest expense	102,022	101,348	96,291	304,629	292,060
Income before provision for income taxes	66,027	56,007	55,755	177,827	151,392
PROVISION FOR INCOME TAXES	12,525	10,511	10,602	33,694	28,885
NET INCOME	$53,502	$45,496	$45,153	$144,133	$122,507
Earnings per common share:
Basic	$1.55	$1.31	$1.31	$4.17	$3.56
Diluted	$1.54	$1.31	$1.30	$4.15	$3.54
Cumulative dividends declared per common share	$0.48	$0.48	$0.48	$1.44	$1.44
Weighted average number of common shares outstanding:
Basic	34,494,824	34,627,433	34,498,830	34,543,969	34,459,662
Diluted	34,659,346	34,738,948	34,650,322	34,730,103	34,575,498
(Decrease) increase in common shares outstanding	(248,697)	94,022	936	(124,535)	108,319

BANR - Third Quarter 2025 Results
October 15, 2025

FINANCIAL CONDITION					Percentage Change
(in thousands except shares and per share data)	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$193,453	$239,339	$203,402	$226,568	(19)%	(15)%
Interest-bearing deposits	479,410	244,009	298,456	252,227	96%	90%
Total cash and cash equivalents	672,863	483,348	501,858	478,795	39%	41%
Securities - available for sale, amortized cost $2,292,835, $2,372,331, $2,460,262 and $2,523,968, respectively	2,018,525	2,064,581	2,104,511	2,237,939	(2)%	(10)%
Securities - held to maturity, fair value $815,434, $801,838, $825,528 and $879,278, respectively	971,603	981,312	1,001,564	1,013,903	(1)%	(4)%
Total securities	2,990,128	3,045,893	3,106,075	3,251,842	(2)%	(8)%
FHLB stock	14,226	35,151	22,451	19,751	(60)%	(28)%
Loans held for sale	20,334	37,651	32,021	78,841	(46)%	(74)%
Loans receivable	11,702,538	11,690,373	11,354,656	11,224,606	—%	4%
Allowance for credit losses – loans	(159,707)	(160,501)	(155,521)	(154,585)	—%	3%
Net loans receivable	11,542,831	11,529,872	11,199,135	11,070,021	—%	4%
Accrued interest receivable	64,914	64,729	60,885	66,981	—%	(3)%
Property and equipment, net	113,848	117,175	124,589	125,256	(3)%	(9)%
Goodwill	373,121	373,121	373,121	373,121	—%	—%
Other intangibles, net	1,806	2,147	3,058	3,647	(16)%	(50)%
Bank-owned life insurance	317,469	316,365	312,549	310,400	—%	2%
Operating lease right-of-use assets	35,494	38,754	39,998	38,192	(8)%	(7)%
Other assets	416,047	392,963	424,297	371,829	6%	12%
Total assets	$16,563,081	$16,437,169	$16,200,037	$16,188,676	1%	2%
LIABILITIES
Deposits:
Non-interest-bearing	$4,572,338	$4,504,491	$4,591,543	$4,688,244	2%	(2)%
Interest-bearing transaction and savings accounts	7,903,215	7,545,028	7,423,183	7,328,051	5%	8%
Interest-bearing certificates	1,540,382	1,477,772	1,499,672	1,521,853	4%	1%
Total deposits	14,015,935	13,527,291	13,514,398	13,538,148	4%	4%
Advances from FHLB	100,000	565,000	290,000	230,000	(82)%	(57)%
Other borrowings	120,536	117,112	125,257	154,533	3%	(22)%
Subordinated notes, net	—	—	80,278	80,170	—%	(100)%
Junior subordinated debentures at fair value	76,251	73,366	67,477	66,257	4%	15%
Operating lease liabilities	38,826	41,696	43,472	42,318	(7)%	(8)%
Accrued expenses and other liabilities	251,464	200,194	258,070	237,128	26%	6%
Deferred compensation	47,177	46,846	46,759	46,401	1%	2%
Total liabilities	14,650,189	14,571,505	14,425,711	14,394,955	1%	2%
SHAREHOLDERS’ EQUITY
Common stock	1,295,821	1,309,004	1,307,509	1,304,792	(1)%	(1)%
Retained earnings	837,826	801,082	744,091	714,472	5%	17%
Accumulated other comprehensive loss	(220,755)	(244,422)	(277,274)	(225,543)	(10)%	(2)%
Total shareholders’ equity	1,912,892	1,865,664	1,774,326	1,793,721	3%	7%
Total liabilities and shareholders’ equity	$16,563,081	$16,437,169	$16,200,037	$16,188,676	1%	2%
Common Shares Issued:
Shares outstanding at end of period	34,335,297	34,583,994	34,459,832	34,456,688
Common shareholders’ equity per share (1)	$55.71	$53.95	$51.49	$52.06
Common shareholders’ tangible equity per share (1) (2)	$44.79	$43.09	$40.57	$41.12
Common shareholders’ equity to total assets	11.55%	11.35%	10.95%	11.08%
Common shareholders’ tangible equity to tangible assets (2)	9.50%	9.28%	8.84%	8.96%
Consolidated Tier 1 leverage capital ratio	11.33%	11.29%	11.05%	10.91%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOANS					Percentage Change
	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024	Prior Qtr	Prior Yr Qtr
Commercial real estate (CRE):
Owner-occupied	$1,134,559	$1,125,249	$1,027,426	$990,516	1%	15%
Investment properties	1,652,141	1,625,001	1,623,672	1,583,863	2%	4%
Small balance CRE	1,210,357	1,223,477	1,213,792	1,218,822	(1)%	(1)%
Multifamily real estate	860,650	860,700	894,425	889,866	—%	(3)%
Construction, land and land development:
Commercial construction	144,125	159,222	122,362	124,051	(9)%	16%
Multifamily construction	586,104	568,058	513,706	524,108	3%	12%
One- to four-family construction	578,128	551,806	514,220	507,350	5%	14%
Land and land development	427,348	417,474	369,663	370,690	2%	15%
Commercial business:
Commercial business	1,254,460	1,318,483	1,318,333	1,281,615	(5)%	(2)%
Small business scored	1,176,889	1,152,531	1,104,117	1,087,714	2%	8%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	354,884	345,742	340,280	346,686	3%	2%
One- to four-family residential	1,582,605	1,610,133	1,591,260	1,575,164	(2)%	—%
Consumer:
Consumer—home equity revolving lines of credit	649,188	639,757	625,680	622,615	1%	4%
Consumer—other	91,100	92,740	95,720	101,546	(2)%	(10)%
Total loans receivable	$11,702,538	$11,690,373	$11,354,656	$11,224,606	—%	4%
Loans 30 - 89 days past due and on accrual	$14,674	$10,786	$26,824	$13,030
Total delinquent loans (including loans on non-accrual), net	$45,529	$47,764	$55,432	$44,656
Total delinquent loans / Total loans receivable	0.39%	0.41%	0.49%	0.40%

LOANS BY GEOGRAPHIC LOCATION						Percentage Change
	Sep 30, 2025		Jun 30, 2025	Dec 31, 2024	Sep 30, 2024	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount	Amount
Washington	$5,407,327	46%	$5,438,285	$5,245,886	$5,203,637	(1)%	4%
California	3,064,993	26%	3,010,678	2,861,435	2,796,965	2%	10%
Oregon	2,137,422	18%	2,141,185	2,113,229	2,108,229	—%	1%
Idaho	668,949	6%	671,217	665,158	652,148	—%	3%
Utah	79,697	1%	70,474	82,459	85,316	13%	(7)%
Other	344,150	3%	358,534	386,489	378,311	(4)%	(9)%
Total loans receivable	$11,702,538	100%	$11,690,373	$11,354,656	$11,224,606	—%	4%

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024
Commercial real estate	$118,354	$216,189	$114,372
Multifamily real estate	2,500	13,065	314
Construction and land	369,363	411,210	472,506
Commercial business	167,627	203,656	179,871
Agricultural business	7,681	14,414	5,877
One-to four-family residential	6,817	5,491	24,488
Consumer	122,193	102,600	96,137
Total loan originations (excluding loans held for sale)	$794,535	$966,625	$893,565

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES – LOANS	Quarters Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024
Balance, beginning of period	$160,501	$157,323	$152,848
Provision for credit losses – loans	1,384	4,201	1,967
Recoveries of loans previously charged off:
Commercial real estate	36	53	65
Construction and land	725	—	—
One- to four-family real estate	13	58	14
Commercial business	99	361	613
Agricultural business, including secured by farmland	99	1	1
Consumer	78	168	41
	1,050	641	734
Loans charged off:
Construction and land	(218)	—	(145)
Commercial business	(518)	(892)	(414)
Agricultural business, including secured by farmland	(2,054)	(362)	—
Consumer	(438)	(410)	(405)
	(3,228)	(1,664)	(964)
Net charge-offs	(2,178)	(1,023)	(230)
Balance, end of period	$159,707	$160,501	$154,585
Net charge-offs / average loans receivable	(0.019)%	(0.009)%	(0.002)%

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES – LOANS	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024
Commercial real estate	$41,191	$41,036	$40,830	$40,040
Multifamily real estate	9,901	9,918	10,308	10,233
Construction and land	35,144	34,124	29,038	28,322
One- to four-family real estate	20,485	20,917	20,807	20,463
Commercial business	37,646	38,591	38,611	39,779
Agricultural business, including secured by farmland	5,268	6,216	5,727	5,340
Consumer	10,072	9,699	10,200	10,408
Total allowance for credit losses – loans	$159,707	$160,501	$155,521	$154,585
Allowance for credit losses - loans / Total loans receivable	1.36%	1.37%	1.37%	1.38%
Allowance for credit losses - loans / Non-performing loans	399%	373%	421%	359%

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS	Quarters Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024
Balance, beginning of period	$12,750	$12,162	$14,027
Provision (recapture) for credit losses - unfunded loan commitments	1,290	588	(262)
Balance, end of period	$14,040	$12,750	$13,765

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

NON-PERFORMING ASSETS	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024
Loans on non-accrual status:
Secured by real estate:
Commercial	$460	$10	$2,186	$2,127
Construction and land	4,240	4,369	3,963	4,286
One- to four-family	16,576	15,480	10,016	9,592
Commercial business	6,824	6,647	7,067	10,705
Agricultural business, including secured by farmland	5,765	8,690	8,485	7,703
Consumer	4,877	4,802	4,835	4,636
	38,742	39,998	36,552	39,049
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	274	—	—	2,258
Construction and land	—	—	—	380
One- to four-family	834	2,896	369	961
Commercial business	166	—	—	—
Consumer	—	80	35	359
	1,274	2,976	404	3,958
Total non-performing loans	40,016	42,974	36,956	43,007
REO	5,272	6,801	2,367	2,221
Other repossessed assets	—	—	300	—
Total non-performing assets	$45,288	$49,775	$39,623	$45,228
Total non-performing assets to total assets	0.27%	0.30%	0.24%	0.28%

LOANS BY CREDIT RISK RATING	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024
Pass	$11,491,485	$11,432,456	$11,118,744	$11,022,014
Special Mention	37,013	68,372	43,451	52,497
Substandard	174,040	189,545	192,461	150,095
Total	$11,702,538	$11,690,373	$11,354,656	$11,224,606

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION					Percentage Change
	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,572,338	$4,504,491	$4,591,543	$4,688,244	2%	(2)%
Interest-bearing checking	2,734,822	2,534,900	2,393,864	2,344,561	8%	17%
Regular savings accounts	3,705,823	3,538,372	3,478,423	3,339,859	5%	11%
Money market accounts	1,462,570	1,471,756	1,550,896	1,643,631	(1)%	(11)%
Total interest-bearing transaction and savings accounts	7,903,215	7,545,028	7,423,183	7,328,051	5%	8%
Total core deposits	12,475,553	12,049,519	12,014,726	12,016,295	4%	4%
Interest-bearing certificates	1,540,382	1,477,772	1,499,672	1,521,853	4%	1%
Total deposits	$14,015,935	$13,527,291	$13,514,398	$13,538,148	4%	4%

GEOGRAPHIC CONCENTRATION OF DEPOSITS	Sep 30, 2025		Jun 30, 2025	Dec 31, 2024	Sep 30, 2024	Percentage Change
	Amount	Percentage	Amount	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,648,527	55%	$7,334,391	$7,441,413	$7,413,414	4%	3%
Oregon	3,081,329	22%	3,029,712	2,981,327	2,997,843	2%	3%
California	2,542,903	18%	2,486,514	2,392,573	2,423,295	2%	5%
Idaho	743,176	5%	676,674	699,085	703,596	10%	6%
Total deposits	$14,015,935	100%	$13,527,291	$13,514,398	$13,538,148	4%	4%

INCLUDED IN TOTAL DEPOSITS	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024
Public non-interest-bearing accounts	$139,999	$151,484	$165,667	$141,541
Public interest-bearing transaction & savings accounts	230,192	250,350	248,746	246,332
Public interest-bearing certificates	35,660	21,272	25,423	28,144
Total public deposits	$405,851	$423,106	$439,836	$416,017
Collateralized public deposits	$312,142	$329,416	$336,376	$317,960
Total brokered deposits	$49,989	$49,977	$50,346	$50,333

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024
Number of deposit accounts	449,087	451,185	460,004	459,127
Average account balance per account	$31	$30	$30	$30

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF SEPTEMBER 30, 2025	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$2,009,954	14.66%	$1,096,832	8.00%	$1,371,040	10.00%
Tier 1 capital to risk-weighted assets	1,838,541	13.41%	822,624	6.00%	822,624	6.00%
Tier 1 leverage capital to average assets	1,838,541	11.33%	649,161	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,752,041	12.78%	616,968	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,941,114	14.16%	1,096,375	8.00%	1,370,469	10.00%
Tier 1 capital to risk-weighted assets	1,769,772	12.91%	822,281	6.00%	1,096,375	8.00%
Tier 1 leverage capital to average assets	1,769,772	10.91%	648,959	4.00%	811,198	5.00%
Common equity tier 1 capital to risk-weighted assets	1,769,772	12.91%	616,711	4.50%	890,805	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Sep 30, 2025			Jun 30, 2025			Sep 30, 2024
	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)
Interest-earning assets:
Held for sale loans	$32,109	$531	6.56%	$29,936	$503	6.74%	$26,954	$453	6.69%
Mortgage loans	9,651,895	147,682	6.07%	9,565,357	143,909	6.03%	9,207,468	135,497	5.85%
Commercial/agricultural loans	1,869,782	31,124	6.60%	1,924,092	31,196	6.50%	1,879,215	32,547	6.89%
Consumer and other loans	119,593	2,114	7.01%	121,142	2,087	6.91%	128,548	2,154	6.67%
Total loans (1)	11,673,379	181,451	6.17%	11,640,527	177,695	6.12%	11,242,185	170,651	6.04%
Mortgage-backed securities	2,445,497	15,269	2.48%	2,496,972	15,576	2.50%	2,623,399	16,498	2.50%
Other securities	854,725	9,065	4.21%	893,062	9,561	4.29%	943,310	11,120	4.69%
Interest-bearing deposits with banks	291,147	3,053	4.16%	75,539	577	3.06%	51,604	493	3.80%
FHLB stock	15,729	463	11.68%	23,077	222	3.86%	16,664	412	9.84%
Total investment securities	3,607,098	27,850	3.06%	3,488,650	25,936	2.98%	3,634,977	28,523	3.12%
Total interest-earning assets	15,280,477	209,301	5.43%	15,129,177	203,631	5.40%	14,877,162	199,174	5.33%
Non-interest-earning assets	1,022,905			994,003			981,290
Total assets	$16,303,382			$16,123,180			$15,858,452
Deposits:
Interest-bearing checking accounts	$2,618,924	10,834	1.64%	$2,465,015	9,462	1.54%	$2,295,723	9,497	1.65%
Savings accounts	3,616,728	20,170	2.21%	3,493,965	18,837	2.16%	3,268,647	19,299	2.35%
Money market accounts	1,471,938	7,799	2.10%	1,492,229	7,729	2.08%	1,611,543	9,184	2.27%
Certificates of deposit	1,510,966	13,448	3.53%	1,489,611	13,288	3.58%	1,540,637	15,805	4.08%
Total interest-bearing deposits	9,218,556	52,251	2.25%	8,940,820	49,316	2.21%	8,716,550	53,785	2.45%
Non-interest-bearing deposits	4,573,009	—	—%	4,480,579	—	—%	4,601,755	—	—%
Total deposits	13,791,565	52,251	1.50%	13,421,399	49,316	1.47%	13,318,305	53,785	1.61%
Other interest-bearing liabilities:
FHLB advances	133,380	1,527	4.54%	296,671	3,370	4.56%	161,413	2,263	5.58%
Other borrowings	119,727	694	2.30%	122,227	675	2.22%	159,439	1,147	2.86%
Junior subordinated debentures and subordinated notes	89,178	1,387	6.17%	168,793	2,499	5.94%	179,075	2,971	6.60%
Total borrowings	342,285	3,608	4.18%	587,691	6,544	4.47%	499,927	6,381	5.08%
Total funding liabilities	14,133,850	55,859	1.57%	14,009,090	55,860	1.60%	13,818,232	60,166	1.73%
Other non-interest-bearing liabilities (2)	296,036			274,407			311,803
Total liabilities	14,429,886			14,283,497			14,130,035
Shareholders’ equity	1,873,496			1,839,683			1,728,417
Total liabilities and shareholders’ equity	$16,303,382			$16,123,180			$15,858,452
Net interest income/rate spread (tax equivalent)		153,442	3.86%		147,771	3.80%		139,008	3.60%
Net interest margin (tax equivalent)			3.98%			3.92%			3.72%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,453)			(3,372)			(3,333)
Net interest income and margin, as reported		$149,989	3.89%		$144,399	3.83%		$135,675	3.63%
Additional Key Financial Ratios:
Return on average assets			1.30%			1.13%			1.13%
Adjusted return on average assets (4)			1.28%			1.16%			1.13%
Return on average equity			11.33%			9.92%			10.39%
Adjusted return on average equity (4)			11.18%			10.20%			10.39%
Average equity/average assets			11.49%			11.41%			10.90%
Average interest-earning assets/average interest-bearing liabilities			159.82%			158.78%			161.42%
Average interest-earning assets/average funding liabilities			108.11%			108.00%			107.66%
Non-interest income/average assets			0.50%			0.44%			0.45%
Non-interest expense/average assets			2.48%			2.52%			2.42%
Efficiency ratio			59.76%			62.50%			62.63%
Adjusted efficiency ratio (4)			58.54%			60.28%			61.27%

(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.4 million for the quarter ended September 30, 2025 and $2.3 million for both the quarters ended June 30, 2025 and September 30, 2024. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.1 million for both the quarters ended September 30, 2025 and June 30, 2025 and $1.0 million for the quarter ended September 30, 2024.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Nine Months Ended
	Sep 30, 2025			Sep 30, 2024
	Average Balance	Interest and Dividends	Yield/Cost (3)	Average Balance	Interest and Dividends	Yield/Cost (3)
Interest-earning assets:
Held for sale loans	$28,203	$1,391	6.59%	$16,225	$826	6.80%
Mortgage loans	9,528,868	429,315	6.02%	9,036,256	390,011	5.77%
Commercial/agricultural loans	1,900,225	93,072	6.55%	1,861,182	95,155	6.83%
Consumer and other loans	120,735	6,293	6.97%	131,676	6,506	6.60%
Total loans (1)	11,578,031	530,071	6.12%	11,045,339	492,498	5.96%
Mortgage-backed securities	2,494,794	46,740	2.50%	2,674,555	50,424	2.52%
Other securities	883,330	28,313	4.29%	962,183	33,802	4.69%
Interest-bearing deposits with banks	144,974	4,114	3.79%	51,630	1,530	3.96%
FHLB stock	17,214	834	6.48%	18,931	986	6.96%
Total investment securities	3,540,312	80,001	3.02%	3,707,299	86,742	3.13%
Total interest-earning assets	15,118,343	610,072	5.40%	14,752,638	579,240	5.24%
Non-interest-earning assets	1,007,862			950,588
Total assets	$16,126,205			$15,703,226
Deposits:
Interest-bearing checking accounts	$2,489,219	28,833	1.55%	$2,185,796	23,834	1.46%
Savings accounts	3,521,141	57,110	2.17%	3,161,266	51,778	2.19%
Money market accounts	1,506,171	23,388	2.08%	1,648,208	26,696	2.16%
Certificates of deposit	1,510,594	40,973	3.63%	1,514,982	44,940	3.96%
Total interest-bearing deposits	9,027,125	150,304	2.23%	8,510,252	147,248	2.31%
Non-interest-bearing deposits	4,526,898	—	—%	4,649,297	—	—%
Total deposits	13,554,023	150,304	1.48%	13,159,549	147,248	1.49%
Other interest-bearing liabilities:
FHLB advances	168,663	5,757	4.56%	211,135	8,856	5.60%
Other borrowings	125,517	2,063	2.20%	171,838	3,482	2.71%
Junior subordinated debentures and subordinated notes	142,255	6,380	6.00%	179,941	8,901	6.61%
Total borrowings	436,435	14,200	4.35%	562,914	21,239	5.04%
Total funding liabilities	13,990,458	164,504	1.57%	13,722,463	168,487	1.64%
Other non-interest-bearing liabilities (2)	298,056			303,367
Total liabilities	14,288,514			14,025,830
Shareholders’ equity	1,837,691			1,677,396
Total liabilities and shareholders’ equity	$16,126,205			$15,703,226
Net interest income/rate spread (tax equivalent)		445,568	3.83%		410,753	3.60%
Net interest margin (tax equivalent)			3.94%			3.72%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(10,097)			(9,573)
Net interest income and margin, as reported		$435,471	3.85%		$401,180	3.63%
Additional Key Financial Ratios:
Return on average assets			1.19%			1.04%
Adjusted return on average assets (4)			1.20%			1.08%
Return on average equity			10.49%			9.76%
Adjusted return on average equity (4)			10.51%			10.16%
Average equity/average assets			11.40%			10.68%
Average interest-earning assets/average interest-bearing liabilities			159.75%			162.60%
Average interest-earning assets/average funding liabilities			108.06%			107.51%
Non-interest income/average assets			0.48%			0.40%
Non-interest expense/average assets			2.53%			2.48%
Efficiency ratio			61.78%			65.19%
Adjusted efficiency ratio (4)			60.30%			62.84%

(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $7.0 million and $6.5 million for the nine months ended September 30, 2025 and 2024, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $3.1 million for both the nine months ended September 30, 2025 and 2024.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Nine Months Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Net interest income (GAAP)	$149,989	$144,399	$135,675	$435,471	$401,180
Non-interest income (GAAP)	20,730	17,751	18,063	57,589	46,853
Total revenue (GAAP)	170,719	162,150	153,738	493,060	448,033
Exclude: Net (gain) loss on sale of securities	(377)	3	—	(374)	5,465
Net change in valuation of financial instruments carried at fair value	(223)	(88)	(39)	(626)	1,143
(Gains) losses incurred on building and lease exits	(1,373)	919	—	(454)	—
Adjusted revenue (non-GAAP)	$168,746	$162,984	$153,699	$491,606	$454,641

ADJUSTED EARNINGS	Quarters Ended			Nine Months Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Net income (GAAP)	$53,502	$45,496	$45,153	$144,133	$122,507
Exclude: Net (gain) loss on sale of securities	(377)	3	—	(374)	5,465
Net change in valuation of financial instruments carried at fair value	(223)	(88)	(39)	(626)	1,143
Building and lease exit costs	(331)	1,753	—	1,422	—
Related net tax expense (benefit)	224	(401)	9	(101)	(1,586)
Total adjusted earnings (non-GAAP)	$52,795	$46,763	$45,123	$144,454	$127,529

Diluted earnings per share (GAAP)	$1.54	$1.31	$1.30	$4.15	$3.54
Diluted adjusted earnings per share (non-GAAP)	$1.52	$1.35	$1.30	$4.16	$3.69
Return on average assets	1.30%	1.13%	1.13%	1.19%	1.04%
Adjusted return on average assets (1)	1.28%	1.16%	1.13%	1.20%	1.08%
Return on average equity	11.33%	9.92%	10.39%	10.49%	9.76%
Adjusted return on average equity (2)	11.18%	10.20%	10.39%	10.51%	10.16%

(1)Adjusted earnings (non-GAAP) divided by average assets.
(2)Adjusted earnings (non-GAAP) divided by average equity.

BANR - Third Quarter 2025 Results
October 15, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Nine Months Ended
	Sep 30, 2025	Jun 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Non-interest expense (GAAP)	$102,022	$101,348	$96,291	$304,629	$292,060
Exclude: CDI amortization	(341)	(455)	(590)	(1,252)	(2,037)
State/municipal tax expense	(1,655)	(1,416)	(1,432)	(4,525)	(4,130)
REO operations	(203)	(392)	(103)	(534)	(180)
Building and lease exit costs	(1,042)	(834)	—	(1,876)	—
Adjusted non-interest expense (non-GAAP)	$98,781	$98,251	$94,166	$296,442	$285,713

Net interest income (GAAP)	$149,989	$144,399	$135,675	$435,471	$401,180
Non-interest income (GAAP)	20,730	17,751	18,063	57,589	46,853
Total revenue (GAAP)	170,719	162,150	153,738	493,060	448,033
Exclude: Net (gain) loss on sale of securities	(377)	3	—	(374)	5,465
Net change in valuation of financial instruments carried at fair value	(223)	(88)	(39)	(626)	1,143
(Gains) losses incurred on building and lease exits	(1,373)	919	—	(454)	—
Adjusted revenue (non-GAAP)	$168,746	$162,984	$153,699	$491,606	$454,641

Efficiency ratio (GAAP)	59.76%	62.50%	62.63%	61.78%	65.19%
Adjusted efficiency ratio (non-GAAP) (1)	58.54%	60.28%	61.27%	60.30%	62.84%

(1)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue.

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Sep 30, 2025	Jun 30, 2025	Dec 31, 2024	Sep 30, 2024
Shareholders’ equity (GAAP)	$1,912,892	$1,865,664	$1,774,326	$1,793,721
Exclude goodwill and other intangible assets, net	374,927	375,268	376,179	376,768
Tangible common shareholders’ equity (non-GAAP)	$1,537,965	$1,490,396	$1,398,147	$1,416,953

Total assets (GAAP)	$16,563,081	$16,437,169	$16,200,037	$16,188,676
Exclude goodwill and other intangible assets, net	374,927	375,268	376,179	376,768
Total tangible assets (non-GAAP)	$16,188,154	$16,061,901	$15,823,858	$15,811,908
Common shareholders’ equity to total assets (GAAP)	11.55%	11.35%	10.95%	11.08%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	9.50%	9.28%	8.84%	8.96%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,912,892	$1,865,664	$1,774,326	$1,793,721
Tangible common shareholders’ equity (non-GAAP)	$1,537,965	$1,490,396	$1,398,147	$1,416,953
Common shares outstanding at end of period	34,335,297	34,583,994	34,459,832	34,456,688
Common shareholders’ equity (book value) per share (GAAP)	$55.71	$53.95	$51.49	$52.06
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$44.79	$43.09	$40.57	$41.12